As filed with the Securities and Exchange Commission on May 31, 2011
Registration No. 333-149815

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0069030
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)
PRIDE INTERNATIONAL, INC. 2007 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
David A. Armour
President
Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400
(Name, address and telephone number of agent for service)
with a copy to:
Roger W. Bivans
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
(214) 978-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE: REMOVAL OF SECURITIES FROM REGISTRATION
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-149815) (the “Registration Statement”) of Pride International, Inc. (the “Company”), which was originally filed on March 20, 2008 is being filed to deregister unsold shares of common stock, par value $0.01 per share, of the Company (including associated rights to purchase preferred stock) which were originally reserved for issuance under the Pride International, Inc. 2007 Long-Term Incentive Plan.
On May 31, 2011, Ensco plc (“Ensco”) and the Company consummated the merger of ENSCO Ventures LLC, an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”), with and into the Company, with the Company surviving the merger as an indirect, wholly-owned subsidiary of Ensco, pursuant to that certain Agreement and Plan of Merger dated as of February 6, 2011, as amended, by and among Ensco, the Company, ENSCO International Incorporated, an indirect, wholly-owned subsidiary of Ensco, and Merger Sub.
Pursuant to the undertakings contained in Part II of the Registration Statement, the Company is removing from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any of the securities registered under the Registration Statement which have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 31, 2011.

PRIDE INTERNATIONAL, INC
By:	/s/ David A. Armour
David A. Armour
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 31, 2011, by the following persons in the capacities indicated below.

/s/ David A. Armour
David A. Armour
President (Principal Executive Officer)

/s/ Tom L. Rhoades
Tom L. Rhoades
Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)